Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

January 30, 2015

Board of Directors

QTS Realty Trust, Inc.

12851 Foster Street

Overland Park, KS 66213

as general partner of QualityTech, LP,

for itself and as direct or indirect member of certain Guarantors

Board of Directors

QTS Finance Corporation

12851 Foster Street

Overland Park, KS 66213

Board of Directors

Quality Technology Services Richmond II, LLC

12851 Foster Street

Overland Park, KS 66213

Board of Directors

Quality Investment Properties Richmond, LLC

12851 Foster Street

Overland Park, KS 66213

Ladies and Gentlemen:

We are acting as counsel to QualityTech, LP, a Delaware limited partnership (the “Operating Partnership”), QTS Finance Corporation, a Delaware Corporation (the “Co-Issuer,” and with the Operating Partnership, the “Issuers”), QTS Realty Trust, Inc., a Maryland corporation (“QTS”), the general partner of the Operating Partnership, and each of the subsidiary guarantors identified on Exhibit A attached hereto (each, a “Guarantor” and collectively, the ”Guarantors”) in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to $300,000,000 in aggregate principal amount of the 5.875% Senior Notes due 2022 of the Issuers (the “Exchange Notes”) in exchange for up to $300,000,000 in aggregate principal amount of the 5.875% Senior Notes due 2022 of the Issuers outstanding as of the date hereof (the “Original Notes”), and the guarantees of the Exchange Notes (the “Guarantees”) to be issued by the Guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture dated as of July 23, 2014, by and among the Issuers, QTS, Deutsche Bank Trust Company Americas, as trustee, (the “Trustee”), and the guarantors party thereto, as amended by the Supplemental Indenture dated as of December 22, 2014, by and among the Issuers, QTS, the Trustee, and the guarantors party thereto (as amended, the “Indenture”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

Board of Directors QTS Realty Trust, Inc. QTS Finance Corporation Quality Technology Services Richmond II, LLC Quality Investment Properties Richmond, LLC	-2-	January 30, 2015

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Issuers, QTS and the Guarantors under the Indenture and the Exchange Notes may depend upon such matters, we have assumed for purposes of the opinions expressed below that: (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, and the Trustee has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Issuers, QTS and each of the Guarantors, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing under the laws of its jurisdiction of organization, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Indenture.

This opinion letter is based as to matters of law solely on the applicable provisions of (i) the laws of the state of New York, (ii) the Delaware General Corporation Law, as amended, (iii) the Delaware Revised Uniform Limited Partnership Act, as amended, and (iv) Delaware Limited Liability Company Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by Kansas law, we have relied, without independent investigation, upon, and our opinion expressed herein is subject to all of the qualifications, assumptions and limitations expressed in, the opinion of Stinson Leonard Street LLP, special counsel to the Company in the State of Kansas. A copy of such opinion letter, dated as of the date hereof, is to be filed as Exhibit 5.2 to the Registration Statement

Board of Directors QTS Realty Trust, Inc. QTS Finance Corporation Quality Technology Services Richmond II, LLC Quality Investment Properties Richmond, LLC	-3-	January 30, 2015

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by Georgia law, we have relied, without independent investigation, upon, and our opinion expressed herein is subject to all of the qualifications, assumptions and limitations expressed in, the opinion of Seyfarth Shaw LLP, special counsel to the Company in the State of Georgia. A copy of such opinion letter, dated as of the date hereof, is to be filed as Exhibit 5.3 to the Registration Statement.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)(i) following the effectiveness of the Registration Statement and receipt by the Issuers of the Original Notes in exchange for the Exchange Notes as specified in the resolutions of each of the Boards of Directors of QTS, the Co-Issuer, and certain of the Guarantors, and in accordance with the terms of the Indenture, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes pursuant to the terms of the Indenture, the Exchange Notes will constitute valid and binding obligations of the Issuers; and

(b)(i) following the effectiveness of the Registration Statement and receipt by the Issuers of the Original Notes in exchange for the Exchange Notes as specified in the resolutions of each of the Boards of Directors of QTS, the Co-Issuer, and certain of the Guarantors, and in accordance with the terms of the Indenture, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes pursuant to the terms of the Indenture, the Guarantee of each Guarantor will constitute a valid and binding obligation of such Guarantor.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Board of Directors QTS Realty Trust, Inc. QTS Finance Corporation Quality Technology Services Richmond II, LLC Quality Investment Properties Richmond, LLC	-4-	January 30, 2015

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

Exhibit A

Guarantors

Quality Investment Properties Irving, LLC
Quality Technology Services Jersey City, LLC
Quality Technology Services, N.J., LLC
QTS Investment Properties Princeton, LLC
QTS Investment Properties Chicago, LLC
Quality Investment Properties Gateway, LLC
Quality Technology Services Lenexa, LLC
Quality Investment Properties Lenexa, LLC
Quality Investment Properties Richmond, LLC
QAE Acquisition Company, LLC
Quality Technology Services Irving II, LLC
Quality Technology Services, N.J. II, LLC
Quality Technology Services Princeton II, LLC
Quality Technology Services Chicago II, LLC
Quality Technology Services, LLC
QTS Critical Facilities Management, LLC
Quality Technology Services Lenexa II, LLC
Quality Technology Services Richmond II, LLC
Quality Investment Properties Irving II, LLC
Quality Technology Services, Northeast, LLC
Quality Technology Services Holding, LLC
Quality Investment Properties Metro, LLC
Quality Technology Services Metro II, LLC
Quality Investment Properties, Suwanee, LLC
Quality Technology Services, Suwanee II, LLC
QLD Investment Properties Wichita Technology Group, L.L.C.
Quality Technology Services Wichita II, LLC
Quality Investment Properties Sacramento, LLC
Quality Technology Services Sacramento II, LLC
Quality Investment Properties Santa Clara, LLC
Quality Technology Services Santa Clara II, LLC
Quality Investment Properties Miami, LLC
Quality Technology Services Miami II, LLC